Exhibit 5.1

QUICK LAW GROUP PC

January 3, 2013

Board of Directors
Issuer Direct Corporation
500 Perimeter Park Drive, Suite D
Morrisville, North Carolina 27560

Re:	Opinion of Counsel for Registration Statement on Form S-1

To Whom It May Concern:

We act as counsel to Issuer Direct Corporation, a Delaware corporation (the “Company”), in connection with the registration of 300,652 shares of the Company’s common stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms and conditions of (i) that certain Securities Purchase Agreement, dated August 22, 2013 (the “Purchase Agreement”), by and between the Company and Red Oak Partners, LLC (“Red Oak”) and (ii) that certain Amended and Restated 8% Convertible Subordinated Secured Promissory Note, dated November 13, 2013 (the “Note Agreement”), by and between the Company and Red Oak, as further described in the Company’s registration statement on Form S-1 (the “Registration Statement”) filed under the Securities Act.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares were or will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Delaware.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; and (iii) the offers and sales of the Shares will be made in compliance with the Purchase Agreement and Note Agreement, we are of the opinion that the Shares, when issued pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Quick Law Group PC

Quick Law Group PC